Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated January 12, 2016, relating to the financial statements of Illumination America, Inc. Corporation and Subsidiaries, as of December 31, 2014 and 2013 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Denver, Colorado

January 12, 2016